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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*




                                   NESCO, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   640825 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         /X/      Rule 13d-1(c)

         / /      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

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

CUSIP NO.  640825 10 5                                         PAGE 2 OF 5 PAGES
          -------------


---------------------------------------------------------------------------------
(1)      NAMES OF REPORTING PERSONS.  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         (ENTITIES ONLY)
         WESLEY HILL
---------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                         (b)  / /
---------------------------------------------------------------------------------
(3)      SEC USE ONLY

---------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES OF AMERICA
---------------------------------------------------------------------------------

         NUMBER OF           (5)      SOLE VOTING POWER
                                      587,490
           SHARES           -----------------------------------------------------

        BENEFICIALLY         (6)      SHARED VOTING POWER
                                      -0-
          OWNED BY          -----------------------------------------------------

            EACH             (7)      SOLE DISPOSITIVE POWER
                                      587,490
         REPORTING          -----------------------------------------------------

           PERSON            (8)      SHARED DISPOSITIVE POWER
                                      -0-
            WITH
---------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         587,490
---------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /
---------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.3%
---------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON
         IN
---------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                  SCHEDULE 13G

CUSIP NO.  640825 10 5                                          PAGE 3 OF 5 PAGE
          -------------


ITEM 1

         (a)      Name of Issuer:
                  NESCO, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  12331 East 60th Street
                  Tulsa, Oklahoma  74146


ITEM 2

         (a)      Name of Person Filing:
                  See Item 1 of Page 2

         (b)      Address of Principal Business Office:
                  1625 West Owen K. Garriott
                  Suite D
                  Enid, Oklahoma 73703

         (c)      Citizenship:
                  See Item 4 of Page 2

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP No.:
                  640825 10 5


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]  Broker or dealer registered under Section 15 of the
                       Act (15 U.S.C. 78o);
         (b)      [ ]  Bank as defined in section 3(a)(6) of the Act (15
                       U.S.C. 78c);
         (c)      [ ]  Insurance company as defined in section 3(a)(19) of
                       the Act (15 U.S.C. 78c);
         (d)      [ ]  Investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8);
         (e)      [ ]  An investment advisor in accordance with
                       Section 240.13d-1 (b)(1)(ii)(E);
         (f)      [ ]  An employee benefit plan or endowment fund in
                       accordance with Section 240.13d-1(b)(1)(ii)(F);
         (g)      [ ]  A parent holding company or control person in
                       accordance with Section 240.13d-1(b)(1)(ii)(G);


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                                  SCHEDULE 13G

CUSIP NO.  640825 10 5                                          PAGE 4 OF 5 PAGE
          -------------


         (h)      [ ]  A savings association as defined in Section 3(b) of
                       the Federal Deposit Insurance Act (12 U.S.C.1813);
         (i)      [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)      [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

         Not applicable to Reporting Person


ITEM 4            OWNERSHIP:

         (a)      Amount Beneficially Owned:
                  See Item 9 of Page 2

         (b)      Percent of Class:
                  See Item 11 of Page 2

         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote - See Item 5 of
                        Page 2
                  (ii) shared power to vote or direct the vote - See Item 6 of Page 2
                  (iii) sole power to dispose or to direct the disposition of
                        - See Item 7 of Page 2
                  (iv) shared power to dispose or to direct the disposition of - See Item 8 of Page 2


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable to Reporting Person


ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable to Reporting Person

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable to Reporting Person

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                                  SCHEDULE 13G

CUSIP NO.  640825 10 5                                          PAGE 5 OF 5 PAGE
          -------------

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable to Reporting Person


ITEM 9            NOTICE OF DISSOLUTION OF A GROUP:

                  Not applicable to Reporting Person


ITEM 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              * * * * * * * * * * *


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 12, 2001


                                           /s/  Wesley Hill
                                         ---------------------------------------
                                         Wesley Hill